Exhibit 10.7

SEPARATION AGREEMENT AND MUTUAL LIMITED RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is entered into as of September 8, 2015, by and between Joseph M. Dahan (“Dahan”) and Joe’s Jeans Inc. (“Company”) (collectively, the ‘Parties”).

RECITALS

WHEREAS, Dahan has been employed by the Company pursuant to the Amended and Restated Employment Agreement between Dahan and Innovo Group Inc. effective as of June 25, 2007 (as amended, the “Employment Agreement”);

WHEREAS, Dahan’s current renewal term of the Employment Agreement expires on October 25, 2015;

Whereas, the Company and Sequential Brands Group, Inc., (“SBGI”) entered into an agreement, dated as of September 8, 2015, pursuant to which SBGI will acquire the “Joe’s Jeans” and related licensed trademarks of the Company and its subsidiaries, and related intellectual property;

WHEREAS, the Company and GBG USA Inc. (“GBG”) entered into an Asset Purchase Agreement, dated as of September 8, 2015 (“GBG Purchase Agreement”) pursuant to which GBG will acquire certain assets, employees and the operating business of a subsidiary of the Company conducted under the Joe’s Jeans brand, including inventory, working capital, store leases and certain related assets;

WHEREAS, SBGI will license the Joe’s Jeans brand to GBG to manufacture, distribute and sell the premium denim products now manufactured, distributed and sold by the Company;

WHEREAS, the Company will terminate Dahan as an employee without Cause as a result of the transactions described above;

WHEREAS, Dahan will be entitled to a severance payment as set forth in Section V of the Employment Agreement through October 25, 2015 by reason of a termination by the Company without Cause; and

WHEREAS, the Parties mutually desire to confirm their mutual understanding of the future of Dahan’s employment with the Company and bring Dahan’s employment to a smooth closure;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

AGREEMENT

1.              The Company is terminating Dahan’s employment without Cause, including any and all positions he holds with any affiliates of the Company, contingent upon and effective as of the Closing Date (as defined in the GBG Purchase Agreement).  In addition, contingent upon and effective as of the Closing Date, Dahan resigns as a director of the Company.

2.              Contingent upon and on the Closing Date, the Company will pay Dahan an amount equal to his Termination Severance (as defined in the Employment Agreement), calculated from the Closing Date through and including October 25, 2015 .

3.              Through the Closing Date, Dahan’s employment will continue to be governed pursuant to the terms and conditions of the Employment Agreement, and he will continue to be compensated under the Employment Agreement.

4.              Contingent upon and effective as of the Closing Date, the Company and Dahan (the “Releasor” and the “Released Party” with respect to the other party) hereby forever release and discharge one another for and from any and all claims, causes of action, demands, suits, liabilities, fees, costs, expenses, and/or damages of any kind or nature, whether known or unknown, whether accrued or contingent, which Releasor ever had, now has, or hereafter may have against the Released Party with respect to Dahan’s employment by the Company, the terms and conditions of Dahan’s employment, the performance of Dahan’s duties as an employee, or the termination of Dahan’s employment (collectively, “Employment Claims”)by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date of this Agreement, including, but not limited to, Employment Claims arising under any federal, state, local, and/or foreign statutory law, regulatory law, and/or common law.  The Releasor specifically intends this release to be the broadest possible release permitted under law with respect to the Employment Claims.

5.              Without limiting the generality of Section 4, above, contingent upon and effective as of the Closing Date, Releasor acknowledges and agrees that the Employment Claims being released hereunder include, but are not limited to, any and all claims for compensation, wages, benefits, commissions, bonuses, royalties, stock options, deferred compensation, vacation pay, sick pay, personal day pay, other monetary or equitable relief, fringe benefits, attorneys’ fees or expenses, or any tangible or intangible property, and any claims under any other laws, regulations, and/or rules applicable to Dahan’s employment, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the California Civil Code, the California Fair Employment and Housing Act, and all other federal, state, local or foreign law (statutory or decisional) or ordinance prohibiting employment discrimination, harassment, or retaliation, as all such laws may be amended from time to time; (ii) any and all claims under the Employee Retirement Income Security Act, as amended, or any employee benefit plan maintained by the Company; (iii) any and all claims under the Family and Medical Leave Act, the California Family

Rights Act, the Workers Adjustment and Retraining Notification Act, Article 3 of Division 3 of the California Labor Code, and any applicable state, local or foreign equivalent to any of the foregoing laws, as each of such law may be amended from time to time; (iv) any and all claims for breach of contract (express or implied), or tort, including but not limited to all claims of fraud, duress, wrongful or constructive discharge, intentional or negligent misrepresentation, retaliatory discharge, intentional interference with contract, detrimental reliance, defamation, slander, libel, intentional or negligent affliction of emotional distress, and/or claims based on quantum meruit; (v) any and all claims under the Fair Labor Standards Act, the California Labor Code, or any other federal, state, local or foreign laws governing wages, vacation pay, fringe benefits, and obligations of employees, as all such laws may be amended from time to time; (vi) any and all claims for monetary or equitable relief, or compensatory or punitive damages; (vii) any and all other claims (whether based on federal, state, local or foreign law, statutory or decisional) in connection with, relating to, or arising out of Dahan’s employment or the terms and conditions of his employment, including but not limited to the separation or termination of such employment and/or any of the events relating directly or indirectly to such separation or termination; and (viii) any claim for attorneys’ fees, costs, disbursements, or any other amounts; which the Releasor ever had, now has, or hereafter may have against the Released Party by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date of this Agreement.  Releasor represents and warrants that Releasor has not assigned or subrogated any of his or its rights, claims, or causes of action, including but not limited to any claims referenced in this Agreement, nor has he or it authorized any other person or entity to assert any such claim or claims on his or its behalf and agrees to indemnify and hold harmless the Released Party against any such assignment or subrogation of any such rights, claims, and/or causes of action.

6.              Notwithstanding anything to the contrary stated in this Agreement, and for the avoidance of doubt, the releases contained in Sections 4 and 5, above, shall not apply to:

6.1.                                                    any rights or claims that arise under, or are explicitly preserved by, this Agreement; including without limitation rights or claims under the Employment Agreement preserved by Sections 2 and 3, above, and this Section 6;

6.2.                                                    any rights to or claims by Dahan for indemnification or insurance pursuant to (a) the Employment Agreement (including, without limitation, entitlement to coverage under the Company’s directors’ and officers’ insurance policy as set forth in Section XIX of the Employment Agreement), (b) applicable law (including without limitation section 2802 of the California Labor Code); (c) the Company’s certificate of incorporation or bylaws or Company policy; or (d) otherwise pursuant to the governance documents of the Company, or under any separate indemnification agreement the Executive may enter (or may have entered) into from time to time;

6.3.                                                    any rights to or claims by Dahan for earned but unpaid compensation, including payment upon termination of employment of all earned and unpaid salary; bonus; and accrued, unused vacation or PTO as set forth in Sections III(A) and (B) of the Employment Agreement or otherwise;

6.4.                                                    any rights to or claims by Dahan for reimbursement of business expenses incurred through the termination of his employment as set forth in Section III.C of the Employment Agreement or otherwise;

6.5.                                                    any rights to or claims by Dahan under any employee benefit plan of the Company;

6.6.                                                    any rights to or claims by Dahan for worker’s compensation benefits, unemployment insurance benefits; and vested retirement, pension or other benefits;

6.7.                                                    the Parties’ obligations to each other under the Agreement dated as of February 18, 2013 by and among the Company, Joe’s Jeans Subsidiary, Inc. and Dahan (“February 2013 Agreement”), including, without limitation, the Company’s obligation to pay Dahan the balance remaining on the Amended Payment Amount (as defined in the February 2013 Agreement); provided, however, that this exception to the release given in this Agreement shall not apply to Paragraph 3 of the February 2013 Agreement, which the Parties hereby mutually release;

6.8.                                                    the Parties’ obligations to each other under the Earn Out Subordination Agreement dated as of September 13, 2013, by and among the Company and its affiliates, CIT Group Commercial Services, Inc., Garrison Loan Agency Services LLC and Dahan;

6.9.                                                    the Parties’ rights under the Investor Rights Agreement dated as of October 25, 2007 between the Company and Dahan;

6.10.                                             Dahan’s rights to his equity interest in the Company;

6.11.                                             the Company’s rights to intellectual property as set forth in Section VII of the Employment Agreement; and

6.12.                                             Any right or claim that cannot be released under applicable law.

7.              Releasor understands and agrees that because this release specifically covers all known and unknown or unanticipated Employment Claims of every kind and character that would otherwise come within the scope of the released claims, Releasor further waives any rights under Section 1542 of the California Civil Code that he or it has with respect to the Employment Claims (if and to the extent California Civil Code applies at all), which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Releasor knowingly and voluntarily hereby expressly waives and relinquishes all rights and benefits that he or it may now have, or in the future may have with respect to the Employment Claims, under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to his or its respective releases of claims, including unknown claims, they may have against the other.

8.              Releasor represents and warrants that he or it has not filed or caused to be filed any lawsuit, complaint, or charge against the Released Party in any court, any municipal, state, federal, or foreign agency, or any other tribunal.  Releasor agrees that he or it will not, to the fullest extent permitted by law, sue or file a complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Agreement or accept any monetary or other recovery in connection with any charge, complaint, grievance, demand, or other action brought by any other person or entity.  Releasor further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any proceeding that violates this Agreement.

9.              A failure by any party hereto at any time to give notice of any breach by any other party of this Agreement, or to require compliance with any condition or provision of this Agreement shall not (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  This Agreement is binding upon, and shall inure to the benefit of Dahan and the Company and their respective heirs, executors, administrators, successors, and assigns.

10.       This Agreement shall be construed and enforced in accordance with the laws of the state of California without regard to the principles of conflict of law.  If any provision(s) or clause(s) of this Agreement is found to be invalid or unenforceable under any applicable law, this Agreement shall be considered severable and divisible, and a reviewing court shall have the authority to modify, amend, and/or “blue pencil” the Agreement so as to make it fully valid and enforceable, while maintaining the parties’ original intent to the maximum extent possible.  This Agreement represents the complete understanding between Dahan and the Company with respect to the subject matter of this Agreement and, except as specifically set forth herein, supersedes any and all other written or oral agreements between the Parties pertaining to the subject matter of this Agreement, including without limitation the Employment Agreement.  This Agreement may not be modified orally, and instead may be modified only by a writing signed by both the Company and Dahan after the date on which this Agreement is executed.

11.       Within thirty days of submission of documentation by counsel for Dahan (redacted as needed to preserve the attorney-client privilege), the Company agrees to pay for Dahan’s reasonable attorneys’ fees and costs up to a maximum of One Hundred Thousand Dollars ($100,000.00) incurred with respect to obtaining advice and representation with respect to the proposed GBG Purchase Agreement, including without limitation, the negotiation of this Agreement, Dahan’s Employment Agreement with GBG, his Consulting Agreement with SBGI, his Voting Agreement, and related matters.

The parties have read and understand this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

JOE’S JEANS, INC.

Name:	/s/ Hamish Sandhu
Title: CFO
Date: September 8, 2015

/s/ Joseph M. Dahan
JOSEPH M. DAHAN
Date: September 4, 2015